Exhibit 99

Contact:	Stephen C. Vaughan
Vice President and
Chief Financial Officer
(405) 225-4800

SONIC PRICES $600 MILLION SECURITIZED FINANCING OF NOTES

OKLAHOMA CITY (December 12, 2006) – Sonic Corp. (NASDAQ: SONC), the nation’s largest chain of drive-in restaurants, today announced that it priced a $600 million securitized financing by certain of its subsidiaries of Fixed Rate Series 2006-1 Senior Notes, Class A-2 in a private transaction.

The offering will have an anticipated contract monthly weighted average fixed interest rate of 5.7%. The effective weighted average fixed interest rate on a GAAP basis is anticipated to be approximately 5.9%, after giving effect to hedging arrangements entered into in contemplation of the transaction. The Notes will have an expected life of six years, with a legal final repayment date in December 2031. Sonic expects the offering to close on December 20, 2006.

The subsidiaries that issue the Notes will be indirect subsidiaries of Sonic Corp. that hold substantially all of Sonic’s franchising assets and partner drive-in real estate. The servicing and repayment of these Notes is expected to be made solely from the income derived from these indirect subsidiaries’ assets. Neither Sonic Corp., the ultimate parent of each of the subsidiaries involved in the securitization, nor any subsidiary of Sonic other than the subsidiaries involved in the securitization, will guarantee or in any way be liable for the obligations of the subsidiaries involved in the securitization under the Indenture pursuant to which the Notes are issued or the Notes themselves, or any other obligation of such subsidiaries in connection with the issuance of the Notes. Sonic intends to use the net proceeds from the sale to repay its existing term loan and amounts outstanding under its revolving credit facility, and to use the balance, if any, for general corporate purposes, including expansion of its business, acquisitions of franchise drive-ins and repurchases of Sonic Corp. common stock.

The securities will not be registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This is not an offer to sell or a solicitation of an offer to buy such securities.

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SONC Prices $600 Million Securitized Financing of Notes

December 12, 2006

Sonic, America’s Drive-In, originally started as a hamburger and root beer stand in 1953 in Shawnee, Okla., called Top Hat Drive-In, and then changed its name to Sonic in 1959. The first drive-in to adopt the Sonic name is still serving customers in Stillwater, Okla. Sonic has approximately 3,200 drive-ins coast to coast and in Mexico. More than a million customers eat at Sonic every day. For more information about Sonic Corp. and its subsidiaries, visit Sonic at www.sonicdrivein.com.

This press release contains forward-looking statements, including Sonic’s ability to successfully close the offering of Notes, as well as the timing of such closing, and the anticipated effective weighted average fixed interest rate on a GAAP basis. Forward-looking statements reflect management’s expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties. Factors that could cause actual results to differ materially from those expressed in, or underlying, these forward-looking statements are detailed in the company’s annual and quarterly report filings with the Securities and Exchange Commission. The company undertakes no obligation to publicly release revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

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